Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS THIRD QUARTER 2020

Ocala, FL…September 11, 2020 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings for its third quarter ended August 1, 2020. Sales for the third quarter of 2020 were $8,800,410 as compared to $11,785,366 recorded in the third quarter of 2019. Income from operations for the third quarter of 2020 was $1,331,060 versus $2,293,141 in the same period a year ago. Net income after taxes was $1,160,138 as compared to $2,543,104 for the same period last year. Diluted earnings per share for the third quarter of 2020 were $0.32 per share compared to $0.67 per share last year.

For the first nine months of fiscal 2020, sales were $28,446,764 as compared to $35,567,828 for the first nine months of 2019. Income from operations was $4,879,632 versus $6,200,698 last year. Net income after taxes was $4,110,283 compared to $5,898,635 last year. Diluted earnings per share were $1.13 per share compared to $1.53 per share last year.

Nobility’s financial position for the first nine months of 2020 remains very strong with cash and cash equivalents, certificates of deposit and short term investments of $29,458,877 and no outstanding debt. Working capital is $36,802,695 and our ratio of current assets to current liabilities is 7.8:1. Stockholders’ equity is $49,066,955 and the book value per share of common stock outstanding is $13.51.

Terry Trexler, President, stated, “The coronavirus (“COVID-19”) pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and shutdowns. Although we were deemed an essential business and never closed our manufacturing plant or retail sales centers, these measures had a negative impact on customer traffic (and corresponding sales) within our centers and the operations of our business partners. While our manufacturing operations have continued, an outbreak in our manufacturing facility would adversely impact our ability to produce new homes. There is considerable uncertainty regarding the impact, and expected duration, of such measures and potential future measures, which could cause disruptions to our business in the future. Since May of 2020 the Company has experienced unprecedented inflation in forest products, with no immediate relief in sight. The rapid increases have resulted in increases to our material costs. Recently, Hurricane Laura damaged some of the plants that supply the resin used in residential vinyl siding and PVC piping, which is currently threatening our supply chain. The Company is monitoring these issues daily and have adjusted our selling prices accordingly to help offset the higher costs.

The demand for affordable manufactured housing in Florida has been adversely impacted by COVID-19 and actions taken in response thereto. According to the Florida Manufactured Housing Association, shipments in Florida for the period from November 2019 through July 2020 were down approximately 16% from the same period last year. In addition, the lack of lenders in our industry, partly as a result of an increase in government regulations, still adversely affects our results by limiting many affordable manufactured housing buyers from purchasing homes.

Maintaining our strong financial position is vital for future growth and success. Because of very challenging business conditions during economic recessions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position, while exploring opportunities to expand our distribution and manufacturing operations.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2020 the Company celebrated its 53rd anniversary in business specializing in the design and production of quality, affordable manufactured homes. With multiple retail sales centers in Florida for over 30 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by the coronavirus or other health pandemic, competitive pricing pressures at both the wholesale and retail levels, increasing material costs or availability of materials due to potential supply chain interruptions, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	August 1, 2020	November 2, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,911,248	$22,533,965
Certificates of Deposit	8,192,314	10,153,575
Short-term investments	355,315	521,283
Accounts receivable - trade	713,358	1,351,838
Note receivable	49,089	83,231
Mortgage notes receivable	19,742	17,896
Inventories	10,637,620	10,616,778
Pre-owned homes, net	253,060	331,103
Prepaid expenses and other current assets	1,062,244	1,217,762

Total current assets	42,193,990	46,827,431

Property, plant and equipment, net	5,156,732	5,005,644
Pre-owned homes, net	1,271,768	808,128
Note receivable, less current portion	11,693	43,769
Mortgage notes receivable, less current portion	228,706	232,148
Other investments	1,710,398	1,649,273
Deferred income taxes	27,267	80,405
Operating lease right of use assets	727,180	—
Cash surrender value of life insurance	3,761,974	3,617,974
Other assets	156,287	156,287

Total assets	$55,245,995	$58,421,059

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$653,332	$1,111,216
Accrued compensation	451,891	748,626
Accrued expenses and other current liabilities	1,172,806	2,055,952
Income taxes payable	—	2,016,132
Operating lease obligation	21,381	—
Customer deposits	3,091,885	3,022,818

Total current liabilities	5,391,295	8,954,744
Operating lease obligation, less current portion	787,745	—

Total liabilities	6,179,040	8,954,744

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,631,196 and 3,664,070 outstanding, respectively	536,491	536,491
Additional paid in capital	10,693,648	10,687,662
Retained earnings	56,102,636	55,298,750
Accumulated other comprehensive income	—	389,164
Less treasury stock at cost, 1,733,711 shares in 2020 and 1,700,837 shares in 2019	(18,265,820)	(17,445,752)

Total stockholders’ equity	49,066,955	49,466,315

Total liabilities and stockholders’ equity	$55,245,995	$58,421,059

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019

Net sales	$8,800,410	$11,785,366	$28,446,764	$35,567,828

Cost of sales	(6,361,500)	(8,139,910)	(19,980,510)	(25,506,957)

Gross profit	2,438,910	3,645,456	8,466,254	10,060,871

Selling, general and administrative expenses	(1,107,850)	(1,352,315)	(3,586,622)	(3,860,173)

Operating income	1,331,060	2,293,141	4,879,632	6,200,698

Other income (loss):
Interest income	53,209	134,526	239,365	431,995
Undistributed earnings in joint venture - Majestic 21	20,855	19,800	61,125	60,555
Proceeds received under escrow arrangement	64,053	76,734	336,447	289,341
Market value of equity investment	21,475	—	(159,051)	—
Gain on sale of assets	32,041	864,887	32,041	880,129
Miscellaneous	12,910	10,834	32,504	33,714

Total other income	204,543	1,106,781	542,431	1,695,734

Income before provision for income taxes	1,535,603	3,399,922	5,422,063	7,896,432

Income tax expense	(375,465)	(856,818)	(1,311,780)	(1,997,797)

Net income	1,160,138	2,543,104	4,110,283	5,898,635

Other comprehensive income (loss)
Unrealized investment income net of tax effect	—	(96,120)	—	(40,408)

Comprehensive income	$1,160,138	$2,446,984	$4,110,283	$5,858,227

Weighted average number of shares outstanding:
Basic	3,631,089	3,807,357	3,641,048	3,848,936
Diluted	3,632,420	3,808,617	3,642,397	3,850,169

Net income per share:
Basic	$0.32	$0.67	$1.13	$1.53
Diluted	$0.32	$0.67	$1.13	$1.53